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                      [LETTERHEAD OF WACHOVIA CORPORATION]

                                                                     Exhibit (5)


                                                     October 29, 2001

Board of Directors
Wachovia Corporation
Charlotte, North Carolina 28288

Ladies and Gentlemen:

         I am Senior Vice President and Assistant General Counsel of Wachovia Corporation, a North Carolina corporation (the "Corporation"), and have acted as counsel for the Corporation in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") of $300,000,000 aggregate liquidation amount of Floating Rate Capital Securities of Wachovia Capital Trust II and $100,000,000 aggregate liquidation amount of Floating Rate Capital Trust Pass-through Securities, Series A of Central Fidelity Capital Trust I (together, the "Capital Securities"), the Junior Subordinated Debentures and the Junior Subordinated Debt Securities of the former Wachovia Corporation (together, the "Debt Securities") and the guarantees with respect to the Capital Securities (the "Guarantees") assumed by the Corporation in connection with its merger with the former Wachovia Corporation, related to market-making transactions by and through First Union Securities, Inc. (doing business as "Wachovia Securities"), an affiliate of the Corporation.

         I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:

                  (1) The assumptions by the Corporation of the Capital Securities, the Debt Securities and the Guarantees have been duly authorized, executed and delivered and constitute legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (2) The Capital Securities of each of the Wachovia Capital Trust II and Central Fidelity Capital Trust I represent valid, fully paid and nonassessable undivided beneficial interests in the assets of the applicable trust.

                  (3) The Debt Securities and the Guarantees constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


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         I am licensed to practice law only in the State of North Carolina and in rendering this opinion I am opining only as to the Federal laws of the United States and the laws of the States of North Carolina, Delaware, New York and Virginia, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Delaware, New York and Virginia law and with respect to all matters covered in paragraphs (2) and (3) above, I have relied upon the opinions of counsel for the former Wachovia Corporation contained in Registration Statement Nos. 333-19365, 333-19365-01, 333-28917, and 333-28917-01, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinions of counsel.

         Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible, and I have assumed that the related Indentures have been duly authorized, executed and delivered by the respective Trustee thereunder, assumptions which I have not independently verified.

         I hereby consent to the use of my name under the heading "Validity of Securities" in each of the Prospectuses forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit (5) thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     /s/ ROSS E. JEFFRIES, JR.

                                                     Ross E. Jeffries, Jr.